Exhibit 5.4

VIA OVERNIGHT COURIER	Michael E. Holdgrafer Senior Corporate Counsel
June 26, 2013	Direct Dial 918.669.3048 Facsimile No. 918.669.3046
The Hertz Corporation	mike.holdgrafer@dtag.com
225 Brae Boulevard
Park Ridge, New Jersey 07656-0713

Re:                             Opinion of Counsel

Ladies and Gentlemen:

I am the Senior Corporate Counsel of Dollar Thrifty Automotive Group, Inc., a Delaware corporation (“Dollar Thrifty”), and, as such, have familiarity with certain legal affairs of Dollar Thrifty and its subsidiaries, including Dollar Rent A Car, Inc., DTG Operations, Inc., DTG Supply, Inc., Thrifty Car Sales, Inc., Thrifty, Inc., Thrifty Rent-A-Car System, Inc. and TRAC Asia Pacific, Inc., each of which is an Oklahoma corporation (collectively, the “Oklahoma Guarantors”).  I am providing the opinions set forth below in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by The Hertz Corporation, a Delaware corporation (the “Company”), and the subsidiaries of the Company named therein (including Dollar Thrifty and the Oklahoma Guarantors, the “Subsidiary Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of up to $250,000,000 in aggregate principal amount of its 4.250% Senior Notes due 2018 (the “Exchange Notes”), and the issuance by the Subsidiary Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes.

The Exchange Notes and related Guarantees will be issued under an indenture dated as of October 16, 2012 (as amended, supplemented, waived or otherwise modified from time to time, the “Indenture”), by and among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee.  The Company will offer the Exchange Notes in exchange for any and all of $250,000,000 in aggregate principal amount of its outstanding 4.250% Senior Notes due 2018 issued on March 28, 2013.

In connection with rendering the opinions referred to below, I have examined copies of the following documents:

(i)             the Registration Statement;

(ii)          the Indenture (including the form of Exchange Notes included as an exhibit to the Indenture), which has been filed with the Commission as an exhibit to the Registration Statement;

(iii)       articles of incorporation and by-laws of each of the Oklahoma Guarantors;

(iv)      a good standing certificate dated as of a recent date with respect to each of the Oklahoma Guarantors; and

(v)         resolutions of the board of directors of each of the Oklahoma Guarantors with respect to the filing of the Registration Statement and the issuance of its Guarantee.

I also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, instruments and other documents and have made such other and further investigations as I have deemed relevant and necessary in connection with the opinions expressed herein.  As to questions of fact material to this opinion, I have relied upon representations and warranties of the Company, Dollar Thrifty and the Oklahoma Guarantors.

In rendering the opinions that follow, I have assumed: (i) the genuineness of all signatures; (ii) the legal capacity of natural persons; (iii) the authenticity of all documents submitted to me as originals; (iv) the conformity to the original documents of all documents submitted to me as duplicates or certified or conformed copies; (v) the authenticity of the originals of such latter documents; and (vi) the due authorization, execution and delivery of all documents by the parties thereto other than the Oklahoma Guarantors.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:

(i)             each of the Oklahoma Guarantors is validly existing and in good standing as a corporation under the laws of the State of Oklahoma;

(ii)          each of the Oklahoma Guarantors has the requisite corporate power and authority to issue its Guarantee of the Exchange Notes pursuant to the Indenture; and

(iii)       each of the Oklahoma Guarantors has, by all necessary corporate action, duly authorized the issuance of its Guarantee of the Exchange Notes pursuant to the Indenture.

I do not express any opinion herein concerning any law other than the law of the State of Oklahoma.

I hereby consent to the filing of this opinion letter as Exhibit 5.4 to the Registration Statement and to reference to me under the caption “Legal Matters” in the Prospectus included in the Registration Statement.  In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission.  Jenner & Block LLP is entitled to rely on the opinions expressed herein.

Very truly yours,

/s/ Michael E. Holdgrafer

Michael E. Holdgrafer